Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Farfetch Limited of our report dated March 04, 2021 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Farfetch Limited’s Annual Report on Form 20-F for the year ended December 31, 2020.

/s/PricewaterhouseCoopers LLP

London, United Kingdom

May 28, 2021